Exhibit 99.1

News Release
L.B. Foster Company Finishes 2025 with Highest Fourth Quarter Net Sales since 2018, Delivering Strong Profitability Growth and Operating Cash Flow

•Fourth quarter net sales totaled $160.4 million, up 25.1% over last year with increases of 23.7% in Rail and 27.3% in Infrastructure, both driven by strong improvements in North American demand.
•Fourth quarter net income of $2.4 million was favorable $2.6 million versus last year; Adjusted EBITDA1 of $13.7 million increased $6.4 million, or 89.0%, versus last year; Selling and administrative expenses as a percentage of sales were 14.4% for the quarter, favorable 470 bps versus last year.
•Full year 2025 cash flow from operations was $35.6 million, with $22.2 million generated in the fourth quarter; operating cash flow was used to reduce total debt by $16.0 million during the quarter to $42.8 million, with Gross Leverage Ratio1 at 1.0x at year end compared to 1.2x last year.
•The Company announced 2026 financial guidance with net sales expected to range from $540 million to $580 million and Adjusted EBITDA1 expected to range from $41 million to $46 million; Free Cash Flow1 is expected to range between $15 million and $25 million.

PITTSBURGH, PA, March 3, 2026 – L.B. Foster Company (Nasdaq: FSTR), a global technology solutions provider of products and services for rail and infrastructure markets (the "Company"), reported fourth quarter and 2025 results.

Fourth Quarter Highlights

	Three Months Ended December 31,		Change
	2025	2024	2025 vs. 2024

	(Unaudited)
Net sales	$160,373	$128,183	25.1%
Operating income	7,835	3,052	156.7%
Net income (loss) attributable to L.B. Foster Company	2,416	(242)	**
Adjusted EBITDA[1]	13,679	7,238	89.0%
Net cash provided by operating activities	22,172	24,285	(8.7)%
Free Cash Flow[1]	19,805	22,328	(11.3)%
Total debt	42,756	46,940	(8.9)%
Gross Leverage Ratio[1]	1.0x	1.2x	(0.2)x
New orders, net[1]	$101,325	$107,187	(5.5)%
Backlog[1]	$189,338	$185,909	1.8%
**Results of this calculation not considered meaningful.

Financial Guidance

2026 Full Year Financial Guidance	Low	High
Net sales	$540,000	$580,000
Adjusted EBITDA[1]	$41,000	$46,000
Capital spending as a percent of sales	~2.7%	~2.7%
Free Cash Flow[1]	$15,000	$25,000

1 See "Non-GAAP Disclosures" at the end of this press release for a description of and information regarding Adjusted EBITDA, gross leverage ratio per the Company's credit agreement, new orders, net, backlog, book-to-bill ratio, Free Cash Flow, and related reconciliations to the comparable United States Generally Accepted Accounting Principles financial measures.

CEO Comments
John Kasel, President and Chief Executive Officer, commented, "We finished 2025 with extraordinary organic sales growth, robust profitability expansion, and strong cash generation largely in line with our expectations. Both segments delivered exceptional results in the quarter led by Infrastructure sales growth at 27.3%, with Steel Products sales up a remarkable 58.2%, driven by improving Protective Coatings demand. Precast Concrete continued its strong run with sales up 18.7% over last year. The Rail segment realized top line growth for the first time in 2025, with fourth quarter sales up 23.7% led by Global Friction Management up 41.6% and Rail Products up 31.1%. Partially offsetting within Rail were Technology Services and Solutions sales down 24.7% due primarily to our continuing efforts to downsize our business in the United Kingdom ("UK"), given its challenging commercial environment."

Mr. Kasel continued, "Our profitability expansion in the quarter was robust, with Adjusted EBITDA of $13.7 million up 89.0% versus last year. Gross profit was up 10.6%, with the gross margin of 19.7%, reflecting weaker results in the UK Rail business coupled with the impact of strong Rail Distribution sales volumes. We recorded a $2.2 million charge associated with additional restructuring actions in our UK Rail business, which included further staff reductions and two facility consolidations. We're confident our proactive steps will lead to improving results in the UK in 2026. We leveraged our operating expenses in the quarter, with selling and administrative expenses as a percentage of sales declining 470 bps to 14.4%. The strong profitability growth and our normal working capital cycle generated $22.2 million in operating cash flow in the quarter, which was used primarily to reduce our debt $16.0 million further lowering our gross leverage to 1.0x at year end. We also funded the repurchase of approximately 121,000 shares of our stock for $3.3 million in line with our capital allocation priorities. Our strong free cash flow and disciplined capital allocation approach has positioned us well to expand investments in our strategic growth initiatives."

Mr. Kasel concluded, "I'm very proud of what our team accomplished in 2025, especially the strong finish in the fourth quarter. The performance of both segments was largely in line with our expectations, with isolated weakness in the UK the only detraction from the strong results in the quarter. Our guidance for 2026 reflects a continuation of the favorable momentum we've created in the business exiting 2025. We continued to invest in our growth platforms of Rail Technologies and Precast Concrete throughout 2025, and have plans to expand these investments in 2026 for future growth. Demand signals in our key end markets remain favorable, and we're well positioned to benefit from these positive trends. In summary, as we enter the fifth year of our strategic execution roadmap, I'm more confident than ever in the prospects for continuing profitable growth and value creation."

Fourth Quarter Consolidated Highlights
The Company’s fourth quarter performance highlights are reflected below:

	Three Months Ended December 31,		Change	Percent Change
	2025	2024	2025 vs. 2024	2025 vs. 2024

$ in thousands, unless otherwise noted:	(Unaudited)
Net sales	$160,373	$128,183	$32,190	25.1%
Gross profit	31,635	28,615	3,020	10.6
Gross profit margin	19.7%	22.3%	(260) bps	(11.6)
Selling and administrative expenses	$23,145	$24,421	$(1,276)	(5.2)
Selling and administrative expenses as a percent of sales	14.4%	19.1%	(470) bps	(24.7)
Amortization expense	655	1,142	(487)	(42.6)
Operating income	$7,835	$3,052	$4,783	156.7
Net income (loss) attributable to L.B. Foster Company	2,416	(242)	2,658	**
Adjusted EBITDA[1]	13,679	7,238	6,441	89.0
New orders, net[1]	101,325	107,187	(5,862)	(5.5)
Backlog[1]	189,338	185,909	3,429	1.8
**Results of this calculation not considered meaningful.

•Net sales for the 2025 fourth quarter increased $32.2 million, or 25.1%, over the prior year quarter. The increase was driven by sales growth in Rail, Technologies, and Services ("Rail"), improving $18.8 million, or 23.7%, over the prior year quarter due primarily to timing of large orders in the Rail Products business unit coupled with growth in Global Friction Management. Infrastructure Solutions ("Infrastructure") sales also improved $13.4 million, or 27.3%, over the prior year quarter with improved volumes in both business units.

•Gross profit for the 2025 fourth quarter increased $3.0 million, or 10.6%, over the prior year quarter. Gross profit for Infrastructure improved $3.1 million due to higher sales volumes and improved business mix. Gross profit for Rail was essentially flat with the prior year quarter with improvements in Rail Products and Global Friction Management offset by weakness in the UK Rail business within Technology Services and Solutions. The Rail gross profit also includes $1.0 million of charges associated with restructuring actions taken in the UK Rail business. Gross profit margins declined 260 bps to 19.7% due to unfavorable sales mix and weaker results in the UK including the restructuring charges.

•Selling and administrative expenses decreased $1.3 million, or 5.2%, from the prior year quarter. The decrease was attributable to $1.4 million lower administrative costs and $0.8 million lower net personnel costs, which included the impact of $0.6 million higher one-time compensation costs. Partially offsetting these reductions were $0.9 million higher restructuring charges, with the 2025 quarter including $1.2 million in costs associated with the UK restructuring compared to $0.3 million in restructuring charges last year. Selling and administrative expenses as a percent of net sales decreased 470 bps to 14.4% in the current quarter.

•Operating income for the 2025 fourth quarter improved $4.8 million over the prior year quarter. The improvement was due to increased gross profit coupled with lower selling and administrative and amortization expenses.

•Net income attributable to the Company for the 2025 fourth quarter improved $2.7 million over the prior year quarter. The improvement was due to favorable operating income and a reduction in other expenses due to $1.7 million of pension termination costs incurred in the prior year quarter.

•Adjusted EBITDA for the 2025 fourth quarter improved $6.4 million, or 89.0%, over the prior year quarter. Adjustments for the 2025 fourth quarter include $2.2 million of restructuring costs associated with actions taken in the UK and $0.8 million in other charges including one-time compensation expenses and unplanned project costs. Adjustments for the 2024 fourth quarter include $0.5 million of employee-related restructuring costs and $1.7 million of pension termination costs.

•Cash provided by operating activities was $22.2 million for the fourth quarter, a $2.1 million decrease from the prior year quarter due to slightly higher working capital needs this year.

•Total debt as of December 31, 2025 was $42.8 million, a $16.0 million decline during the quarter and a $4.2 million decline from the prior year. The Company's gross leverage ratio per its credit agreement was 1.0x as of December 31, 2025, an improvement from 1.2x last year.

•New orders, net for the 2025 fourth quarter decreased $5.9 million, or 5.5%, from the prior year quarter with the decrease realized in both segments. The trailing twelve month book-to-bill ratio1 was 1.00 : 1.00. Backlog increased $3.4 million over the prior year quarter due to a 55.3% increase in the Rail segment partially offset primarily by a third quarter order cancellation in the Infrastructure segment backlog which was down 25.2%.

Fourth Quarter Business Results by Segment

Rail, Technologies, and Services Segment

	Three Months Ended December 31,		Change	Percent Change
	2025	2024	2025 vs. 2024	2025 vs. 2024

$ in thousands, unless otherwise noted:	(Unaudited)
Net sales	$97,950	$79,154	$18,796	23.7%
Gross profit	$17,423	$17,552	$(129)	(0.7)
Gross profit margin	17.8%	22.2%	(440) bps	(19.8)
Segment operating income	$5,806	$4,700	$1,106	23.5
Segment operating income margin	5.9%	5.9%	0 bps	(0.2)
New orders, net[1]	$54,084	$54,982	$(898)	(1.6)
Backlog[1]	$96,980	$62,449	$34,531	55.3

•Net sales for the 2025 fourth quarter increased $18.8 million, or 23.7%, over the prior year quarter. This improvement was due primarily to the Rail Products business unit which increased $15.8 million, or 31.1%, over the prior year quarter completing the year with its highest fourth quarter sales on record. Global Friction

Management net sales increased $6.2 million, or 41.6%, over the prior year quarter due to volume increases. Partially offsetting these increases was a decline of $3.3 million, or 24.7%, in the Technology Services and Solutions business unit net sales primarily attributed to the UK Rail business.

•Gross profit for the 2025 fourth quarter was down slightly from the prior year quarter, and gross profit margins declined 440 basis points to 17.8%. The decline in gross profit and gross profit margins from the prior year quarter was primarily due to the Technology Services and Solutions business with lower sales volumes, higher costs, unfavorable mix, and the UK restructuring expense of $1.0 million contributing to a $6.6 million decline in gross profit. Partially offsetting this decline was Rail Products and Global Friction Management which had improved gross profit of $3.3 million and $3.2 million, respectively.

•Segment operating income for the 2025 fourth quarter improved $1.1 million over the prior year quarter due to a $0.8 million decrease in selling and administrative expenses and $0.5 million lower amortization expense.

•New orders, net decreased $0.9 million, driven primarily by a 27.4% decline in the Rail Products business unit due to order timing and a 13.4% decline in the Technology Services and Solutions business unit reflecting the continued right-sizing of our UK business, including the Company's decision to exit the Automation and Materials Handling product line ("AMH Exit"). These declines were partially offset by 58.4% order growth in the Global Friction Management business unit due to continuing strong demand. The trailing twelve month book-to-bill ratio1 was 1.11 : 1.00. Backlog increased $34.5 million over the prior year quarter driven by order book growth across all business units including an $18.0 million increase in backlog in the Technology Services and Solutions business driven by a large, multi-year order received in the UK in the third quarter. Additionally, Global Friction Management and Rail Products backlog increased 68.8% and 29.5%, respectively.

Infrastructure Solutions Segment

	Three Months Ended December 31,		Change	Percent Change
	2025	2024	2025 vs. 2024	2025 vs. 2024

$ in thousands, unless otherwise noted:	(Unaudited)
Net sales	$62,423	$49,029	$13,394	27.3%
Gross profit	$14,212	$11,063	$3,149	28.5
Gross profit margin	22.8%	22.6%	20 bps	0.9
Segment operating income	$5,318	$2,030	$3,288	162.0
Segment operating income margin	8.5%	4.1%	440 bps	106.3
New orders, net[1]	$47,241	$52,205	$(4,964)	(9.5)
Backlog[1]	$92,358	$123,460	$(31,102)	(25.2)

•Net sales for the 2025 fourth quarter increased $13.4 million, or 27.3%, over the prior year quarter. The increase in sales is due to improved volumes in both business units. Precast Concrete Products net sales increased $7.2 million, or 18.7%, over the prior year quarter. Steel Products net sales increased $6.2 million, or 58.2%, over the prior year quarter primarily due to improved demand in the Protective Coatings business.

•Gross profit for the 2025 fourth quarter increased $3.1 million, or 28.5%, over the prior year quarter, and gross profit margins improved 20 basis points to 22.8%. Gross profit in the Precast Concrete business unit was essentially flat compared to the prior year quarter due to higher volumes offset by higher manufacturing costs, including $0.6 million associated with the startup of our Florida precast facility in line with our growth strategy. Higher volumes and a favorable sales mix resulted in a $3.0 million increase in gross profit for Steel Products.

•Segment operating income for the 2025 fourth quarter improved $3.3 million over the prior year quarter due to the improved gross profit.

•New orders, net decreased $5.0 million, or 9.5%, from the prior year quarter with the decline realized in both business units. The trailing twelve month book-to-bill ratio1 was 0.87 : 1.00 and was impacted by an order cancellation in the third quarter. Backlog decreased $31.1 million from the prior year quarter due to a decline of 6.7% in Precast Concrete and a decline of 59.6% in Steel Products due primarily to the order cancellation.

Full Year Consolidated Highlights
The Company’s full year 2025 performance highlights are reflected below.

	Year Ended December 31,		Change	Percent Change
	2025	2024	2025 vs. 2024	2025 vs. 2024

$ in thousands, unless otherwise noted:	(Unaudited)
Net sales	$540,009	$530,765	$9,244	1.7%
Gross profit	113,752	118,062	(4,310)	(3.7)
Gross profit margin	21.1%	22.2%	(110) bps	(4.9)
Selling and administrative expenses	$88,556	$96,398	$(7,842)	(8.1)
Selling and administrative expenses as a percent of sales	16.4%	18.2%	(180) bps	(9.9)
(Gain) on sale of former joint venture facility	—	(3,477)	3,477	100.0
Amortization expense	3,311	4,628	(1,317)	(28.5)
Operating income	$21,885	$20,513	$1,372	6.7
Net income attributable to L.B. Foster Company	7,545	42,946	(35,401)	(82.4)
Adjusted EBITDA[1]	39,091	33,576	5,515	16.4
New orders, net[1]	540,919	506,538	34,381	6.8
Backlog[1]	189,338	185,909	3,429	1.8

•Net sales for the year ended December 31, 2025 increased $9.2 million, or 1.7%, over the prior year. Infrastructure segment sales improved $30.4 million, or 14.9%, over the prior year due to Precast Concrete volume increases with sales up $27.1 million, or 19.9%, and Steel Products which increased $3.3 million, or 4.9%. Rail segment sales declined $21.1 million, or 6.5%, from the prior year due to softer demand for Rail Products in early 2025 which declined $19.4 million, or 9.4%. Technology Services and Solutions declined $14.2 million, or 26.8%, due primarily to right-sizing activities and overall commercial weakness in the UK Rail business. Global Friction Management sales increased $12.5 million, or 19.0%, over the prior year.

•Gross profit for the year ended December 31, 2025 declined $4.3 million, or 3.7%, from the prior year, and gross profit margins declined by 110 basis points to 21.1%. The decline in gross profit was driven by the Rail segment which declined $10.1 million primarily due to lower sales volumes and weaker results in the UK Rail business coupled with lower volumes for Rail Products. 2025 gross profit was also impacted by $1.1 million of exit costs associated with the AMH Exit and $1.0 million of costs associated with additional restructuring actions taken in the UK Rail business. The Infrastructure segment gross profit improved $5.8 million due to improved volumes in both business units and favorable business mix in Steel Products, partially offset by increased manufacturing costs in the Precast Concrete business, including $2.2 million in start up costs associated with a new precast facility in Florida.

•Selling and administrative expenses for the year ended December 31, 2025 decreased $7.8 million, or 8.1%, from the prior year. The decrease was primarily attributed to declines of $3.0 million in personnel costs, $3.8 million in professional services costs and $1.2 million in lower legal costs. Partially offsetting these reductions were $0.2 million in higher restructuring charges. Selling and administrative expenses as a percentage of net sales declined 180 bps to 16.4% in 2025.

•Operating income for the year ended December 31, 2025 was favorable $1.4 million over the prior year. The improvement was due to lower selling and administrative expenses and amortization expense, partially offset by lower gross profit and $4.3 million in gains on asset sales in the prior year.

•Net income attributable to the Company for the year ended December 31, 2025 was unfavorable $35.4 million versus the prior year. The change in net income attributable to the Company was due primarily to a $31.9 million favorable tax valuation allowance adjustment in 2024. In addition, the effective tax rate in 2025 was impacted by greater pre-tax losses in the UK for which no income tax benefit was recognized.

•Adjusted EBITDA for the year ended December 31, 2025 was favorable $5.5 million, or 16.4%, over the prior year. Adjustments for the year ended December 31, 2025 include $3.5 million of costs associated with the restructuring and exit actions taken in the UK and $0.8 million in other charges including one-time compensation expenses and unplanned project costs. Adjustments for the year ended December 31, 2024 include $4.3 million in gains on asset sales, $1.7 million of pension termination costs, $1.5 million of employee-related restructuring costs, and $1.2 million for certain legal expenses.

•Net cash flow from operations for the year ended December 31, 2025 totaled $35.6 million compared to $22.6 million last year, up $13.0 million.

•New orders, net for the year ended December 31, 2025 increased $34.4 million, or 6.8%, over the prior year with the increase realized in both segments.

Fourth Quarter Conference Call
L.B. Foster Company will conduct a conference call and webcast to discuss its fourth quarter and full year 2025 operating results on March 3, 2026 at 8:30 AM ET. The call will be hosted by Mr. John Kasel, President and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster website: www.lbfoster.com, under the Investor Relations page. A conference call replay will be available through March 10, 2026 via webcast through L.B. Foster’s Investor Relations page of the company’s website.

Those interested in participating in the question-and-answer session may register for the call at https://register-conf.media-server.com/register/BI46ec6c09f8c64c18be6cab9c9ddd926e to receive the dial-in numbers and unique PIN to access the call. The registration link will also be available on the Company’s Investor Relations page of its website.

About L.B. Foster Company
Founded in 1902, L.B. Foster Company is a global technology solutions provider of products and services for the rail and infrastructure markets. The Company’s innovative engineering and product development solutions address the safety, reliability, and performance needs of its customers' most challenging requirements. The Company maintains locations in North America, South America, Europe, and Asia. For more information, please visit www.lbfoster.com.

Non-GAAP Financial Measures
This press release contains financial measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States ("GAAP"). These non-GAAP financial measures are provided as additional information for investors. The presentation of this additional information is not meant to be considered in isolation or as a substitute for GAAP measures. For definitions of the non-GAAP financial measures used in this press release and reconciliations to the most directly comparable respective GAAP measures, see the “Non-GAAP Disclosures” section below.

The Company has not reconciled the forward-looking Adjusted EBITDA and Free Cash Flow to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to certain costs, the most significant of which are acquisition and divestiture-related costs, impairment expense, and changes in operating assets and liabilities. These underlying expenses and others that may arise during the year are potential adjustments to future earnings. The Company expects the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

The Company believes Free Cash Flow is useful information to investors as it provides insight on cash generated by operations, less capital expenditures, which we believe to be helpful in assessing the Company's long-term ability to pursue growth and investment opportunities as well as service its financing obligations and generate capital for shareholders. Additionally, the Company's annual incentive plans for management provide for the utilization of free cash flow as a metric for measuring cash-generation performance in determining annual variable incentive achievement.

The Company defines new orders, net as a contractual agreement between the Company and a third-party in which the Company will, or has the ability to, satisfy the performance obligations of the promised products or services under the terms of the agreement net of order cancellations incurred during the period. The Company defines backlog as contractual commitments to customers for which the Company’s performance obligations have not been met, including with respect to new orders and contracts for which the Company has not begun any performance. Backlog may not be indicative of future operating results as orders may be cancelled or modified by the customer. Management utilizes new orders and backlog to evaluate the health of the industries in which the Company operates, the Company’s current and future results of operations and financial prospects, and strategies for business development. The Company believes that new orders and backlog are useful to investors as supplemental metrics by which to measure the Company’s current performance and prospective results of operations and financial performance. The Company defines book-to-bill ratio as new orders divided by revenue. The Company believes this is a useful metric to assess supply and demand, including order strength versus order fulfillment.

The Company views its Gross Leverage Ratio per its credit agreement, as defined in the Fifth Amended and Restated Credit Agreement dated June 27, 2025, as an important indication of the Company's financial health and believes it is useful to investors as an indicator of the Company's ability to service its existing indebtedness and borrow additional funds for its investing and operational needs.

Forward-Looking Statements
This release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements include any statement that does not directly relate to any historical or current fact. Sentences containing words such as “believe,” “intend,” “plan,” “may,” “expect,” “should,” “could,” “anticipate,” “estimate,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. Forward-looking statements in this release are based on management's current expectations and assumptions about future events that involve inherent risks and uncertainties and may concern, among other things, L.B. Foster Company’s (the “Company’s”) expectations and assumptions about future events that involve inherent risks and uncertainties and may concern, among other things, the Company’s expectations relating to our strategy, goals, projections, valuations and impairments, and plans regarding our financial position, liquidity, capital resources, results of operations and decisions regarding our strategic growth initiatives, market position, and product development. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company cautions readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: adverse economic conditions in the markets we serve, including recession, the volatility in the prices for oil and gas, tariffs, duties or trade wars, inflation, rising labor costs, project delays, and budget shortfalls, or otherwise; the disruption of government funding programs as a result of potential periodic government shutdowns; volatility in the global capital markets, including interest rate fluctuations, which could adversely affect our ability to access the capital markets on terms that are favorable to us; restrictions on our ability to draw on our credit agreement, including as a result of any future inability to comply with restrictive covenants contained therein; a decrease in freight or transit rail traffic; environmental matters and the impact of environmental regulations, including any costs associated with any remediation and monitoring of such matters; the risk of doing business in international markets, including compliance with anti-corruption and bribery laws, foreign currency fluctuations and inflation, global shipping disruptions, the imposition of increased or new tariffs, and trade restrictions or embargoes, or uncertainties relating to the imposition and enforcement of tariffs; our ability to timely effectuate our strategy, including cost reduction initiatives, and our ability to effectively integrate acquired businesses or to divest businesses, and to realize anticipated synergies and benefits; costs of and impacts associated with shareholder activism; the timeliness and availability of materials from our major suppliers, as well as the impact on our access to supplies of customer preferences as to the origin of such supplies, such as customers’ concerns about conflict minerals; labor disputes; emerging technologies, including those related to or arising from artificial intelligence, and resultant risks to our business and operations; cybersecurity risks such as data security breaches, malware, ransomware, “hacking,” and identity theft, either with respect to our systems or those of third parties on whom we rely, which could disrupt our business and may result in misuse or misappropriation of confidential or proprietary information, and could result in the disruption or damage to our systems, increased costs and losses, or an adverse effect to our reputation, business or financial condition; the continuing effectiveness of our ongoing implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs, including our ability to negotiate any additional necessary amendments to our credit agreement or the terms of any new credit agreement, the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes, including estimates that may impact taxes; domestic and foreign government regulations, including tariffs; our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures; any change in policy or other change due to the results of the UK’s parliamentary elections and the U.S. presidential and congressional elections that could affect UK or US business conditions; other geopolitical conditions, including the ongoing conflicts between Russia and Ukraine, conflicts in the Middle East, and increasing tensions between China and Taiwan; a lack of, freezing of, or delay in state or federal funding for infrastructure projects; an increase in manufacturing or material costs, including volatility in steel prices and wage inflation; the loss of future revenues from current customers; any future global health crises, and the related social, regulatory, and economic impacts and the response thereto by the Company, our employees, our customers, and national, state, or local governments, including any governmental travel restrictions; and risks inherent in litigation and the outcome of litigation and product warranty claims. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Significant risks and uncertainties that may affect the operations, performance, and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2024, or as updated and/or amended by our other current or periodic filings with the Securities and Exchange Commission.
The forward-looking statements in this release are made as of the date of this release and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by the federal securities laws.

Investor Relations:
Lisa Durante
412-928-3400, and follow the prompts
investors@lbfoster.com
L.B. Foster Company
415 Holiday Drive
Suite 100
Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024

	Unaudited		Unaudited
Sales of goods	$140,943	$116,457	$481,392	$462,659
Sales of services	19,430	11,726	58,617	68,106
Total net sales	160,373	128,183	540,009	530,765
Cost of goods sold	111,475	88,111	370,947	352,556
Cost of services sold	17,263	11,457	55,310	60,147
Total cost of sales	128,738	99,568	426,257	412,703
Gross profit	31,635	28,615	113,752	118,062
Selling and administrative expenses	23,145	24,421	88,556	96,398
(Gain) on sale of former joint venture facility	—	—	—	(3,477)
Amortization expense	655	1,142	3,311	4,628
Operating income	7,835	3,052	21,885	20,513
Interest expense - net	1,002	1,016	4,889	4,992
Other expense (income) - net	89	1,601	(420)	1,076
Income before income taxes	6,744	435	17,416	14,445
Income tax expense (benefit)	4,372	712	9,997	(28,398)
Net income (loss)	2,372	(277)	7,419	42,843
Net loss attributable to noncontrolling interest	(44)	(35)	(126)	(103)
Net income (loss) attributable to L.B. Foster Company	$2,416	$(242)	$7,545	$42,946

Per share data attributable to L.B. Foster shareholders:
Basic earnings (loss) per common share:	$0.24	$(0.02)	$0.73	$4.01
Diluted earnings (loss) per common share:	$0.22	$(0.02)	$0.69	$3.89

Average number of common shares outstanding - Basic	10,165	10,613	10,374	10,721
Average number of common shares outstanding - Diluted	10,761	10,613	10,882	11,048

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2025	December 31, 2024
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$4,348	$2,454
Accounts receivable - net	80,551	64,978
Contract assets	6,395	16,720
Inventories - net	60,219	70,506
Other current assets	5,358	6,947
Total current assets	156,871	161,605
Property, plant, and equipment - net	77,183	75,374
Operating lease right-of-use assets - net	28,309	18,480
Other assets:
Goodwill	33,062	31,907
Other intangibles - net	11,526	14,801
Deferred income taxes	20,355	28,900
Other assets	3,066	3,483
TOTAL ASSETS	$330,372	$334,550
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$52,519	$50,083
Deferred revenue	5,900	10,205
Accrued payroll and employee benefits	11,346	15,393
Current maturities of long-term debt	153	167
Other accrued liabilities	14,003	12,448
Total current liabilities	83,921	88,296
Long-term debt	42,603	46,773
Deferred income taxes	903	1,150
Long-term operating lease liabilities	24,266	14,709
Other long-term liabilities	2,681	4,608
Stockholders' equity:
Class A Common Stock	111	111
Paid-in capital	44,782	43,550
Retained earnings	175,124	167,579
Treasury stock	(23,852)	(11,208)
Accumulated other comprehensive loss	(20,889)	(21,716)
Total L.B. Foster Company stockholders’ equity	175,276	178,316
Noncontrolling interest	722	698
Total stockholders’ equity	175,998	179,014
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$330,372	$334,550

Non-GAAP Disclosures
(unaudited)

This earnings release discloses earnings before interest, taxes, depreciation, and amortization (“EBITDA”), Adjusted EBITDA, and Free Cash Flow. The Company believes that EBITDA is useful to investors as a supplemental way to evaluate the ongoing operations of the Company’s business since EBITDA may enhance investors’ ability to compare historical periods as it adjusts for the impact of financing methods, tax law and strategy changes, and depreciation and amortization. In addition, EBITDA is a financial measure that management and the Company’s Board of Directors use in their financial and operational decision-making and in the determination of certain compensation programs. Adjusted EBITDA adjusts for certain charges to EBITDA from continuing operations that the Company believes are unusual, non-recurring, unpredictable, or non-cash.

In the three months ended December 31, 2025, the Company made adjustments to exclude restructuring costs and other charges including one-time compensation expenses and project costs. In the year ended December 31, 2025, the Company made adjustments to exclude AMH Exit costs, restructuring costs and other charges including one-time compensation expenses and project costs. In the three months ended December 31, 2024, the Company made adjustments to exclude pension termination costs and restructuring costs. In the year ended December 31, 2024, the Company made adjustments to exclude gains on asset sales, pension termination costs, restructuring costs, and a legal settlement. The Company believes the results adjusted to exclude the items listed above are useful to investors as these items are nonroutine in nature.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of EBITDA, Adjusted EBITDA, and Free Cash Flow (in thousands, except percentages and ratios) are as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Adjusted EBITDA Reconciliation
Net income (loss), as reported	$2,372	$(277)	$7,419	$42,843
Interest expense - net	1,002	1,016	4,889	4,992
Income tax expense	4,372	712	9,997	(28,398)
Depreciation expense	2,297	2,376	9,143	9,452
Amortization expense	655	1,142	3,311	4,628
Total EBITDA	$10,698	$4,969	$34,759	$33,517
AMH Exit costs	—	—	1,351	—
Restructuring and other charges	2,981	547	2,981	1,456
Gain on asset sale	—	—	—	(4,292)
Pension termination costs	—	1,722	—	1,722
Legal expense	—	—	—	1,173
Adjusted EBITDA	$13,679	$7,238	$39,091	$33,576

	Three Months Ended December 31,
	2025	2024

Free Cash Flow Reconciliation
Net cash provided by operating activities	$22,172	$24,285
Less capital expenditures on property, plant, and equipment	(2,367)	(1,957)
Free Cash Flow	$19,805	$22,328